Exhibit 99.1

WYNDHAM HOTELS & RESORTS ANNOUNCES

REDEMPTION OF ITS 5.375% SENIOR NOTES

Drives $27 Million in Annual Cash Interest Savings

PARSIPPANY, N.J., March 31, 2021 – Wyndham Hotels & Resorts, Inc. (NYSE: WH) announced today that on April 15, 2021 (the "Redemption Date") it will redeem all $500 million aggregate principal amount of its outstanding 5.375% senior notes due April 15, 2026 (the "Notes").

The Notes will be redeemed on the Redemption Date at a redemption price equal to the sum of 102.688% of the aggregate principal amount of the Notes plus accrued and unpaid interest up to, but excluding, the Redemption Date. On and after the Redemption Date, the Notes will no longer be deemed outstanding and interest will cease to accrue.

The Company expects the redemption of the Notes to reduce its annual cash interest expense by approximately $27 million. There is no expected impact on the Company’s net debt position as the Company primarily intends to use available cash to redeem the Notes. Coupled with the issuance of 4.375% senior notes in August of 2020, this redemption effectively returns the Company to pre-pandemic debt levels while extending $500 million of maturity by approximately 2.5 years at a 100 basis point (or 19%) lower interest rate.

This announcement is for information purposes only and does not constitute an offer to purchase Notes, a solicitation of an offer to sell Notes or a solicitation of consents of holders of the Notes and shall not be deemed to be an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any of the Company’s securities or any securities of its subsidiaries or affiliates.

About Wyndham Hotels & Resorts

Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company by the number of properties, with over 8,900 hotels across nearly 95 countries on six continents. Through its network of approximately 796,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 20 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel®, La Quinta®, Baymont®, Wingate®, AmericInn®, Hawthorn Suites®, Trademark Collection® and Wyndham®. Wyndham Hotels & Resorts is also a leading provider of hotel management services. The Company’s award-winning Wyndham Rewards loyalty program offers 86 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit www.wyndhamhotels.com. The Company may use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Disclosures of this nature will be included on the Company's website in the Investors section, which can currently be accessed at www.investor.wyndhamhotels.com. Accordingly, investors should monitor this section of the Company's website in addition to following the Company's press releases, filings submitted with the Securities and Exchange Commission and any public conference calls or webcasts.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of federal securities laws, including statements related to the Company’s Notes redemption. Forward-looking statements include those that convey management’s expectations as to the future based on plans, estimates and projections at the time Wyndham Hotels makes the statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham Hotels to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions; the continuation or worsening of the effects from the COVID-19 pandemic, its scope, duration and impact on the Company’s business operations, financial results, cash flows and liquidity, as well as the impact on the Company’s franchisees and property owners, guests and team members, the hospitality industry and overall demand for travel; the success of the Company’s mitigation efforts in response to the COVID-19 pandemic; the Company’s performance in any recovery from the COVID-19 pandemic; the performance of the financial and credit markets; the economic environment for the hospitality industry; operating risks associated with the hotel franchising and management businesses; the Company’s relationships with franchisees and property owners; the impact of war, terrorist activity, political instability or political strife; concerns with or threats of pandemics, contagious diseases or health epidemics, including the effects of the COVID-19 pandemic and any resurgence or mutations of the virus and actions governments, businesses and individuals take in response to the pandemic, including stay-in-place directives and other travel restrictions; risks related to restructuring or strategic initiatives; risks related to the Company’s relationship with CorePoint Lodging; the Company’s ability to satisfy obligations and agreements under its outstanding indebtedness, including the payment of principal and interest and compliance with the covenants thereunder; risks related to the Company’s ability to obtain financing and the terms of such financing, including access to liquidity and capital as a result of COVID-19; and the Company’s limitations related to share repurchases and ability to pay dividends under its credit facility and the timing and amount of any future dividends, as well as the risks described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise.

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Contacts

Investors: Matt Capuzzi Senior Vice President, Investor Relations 973 753-6453 ir@wyndham.com	Media: Dave DeCecco Group Vice President, Global Communications 973 753-6590 WyndhamHotelsNews@wyndham.com